Exhibit 99.1

NEWS RELEASE

Company Contact:	BIO-key International, Inc.
Michael DePasquale 732-359-1110

Investor Contact:	DRG&E
Gus Okwu, Managing Director 404-892-8178

BIO-key Reports Second Quarter 2007 Results

Company reports quarterly earnings and deepens customer relationships

Wall, NJ, August 14, 2007 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the second quarter ended June 30, 2007.

Total revenue from continuing operations for the three months ended June 30, 2007 decreased 19% to $2.5 million from $3.0 million reported in the recast financial statements for the corresponding period in 2006.  The reduction in revenue from continuing operations in the second quarter of 2007 was primarily due to timing issues related to several large orders.  Service revenue from continuing operations for the second quarter of 2006 included $773,000 from a long-term project that the Company had participated in as a subcontractor, compared to $310,000 of license revenue from the same project in 2007.

BIO-key’s gross margin for the second quarter of 2007 improved to 81.2% compared to 77.5% for the corresponding period in 2006. Operating expenses from continuing operations for the second quarter of 2007 decreased 10.7% to $3.5 million from $3.9 million reported for the second quarter of 2006.  The improvement in operating expenses from continuing operations in the second quarter of 2007 was primarily driven by continued focus on expense management.  BIO-key’s operating loss from continuing operations in the second quarter of 2007 improved by $0.1 million to ($1.5 million) from ($1.6 million) in the corresponding period in 2006.

Net income was $1.7 million for the second quarter ended June 30, 2007 compared to a net loss of ($1.1 million) for the corresponding period in 2006.  The Company’s second quarter 2007 net income was supported by $4.1 million gained from the sale of its Fire/EMS services division to ZOLL Data Systems.  The second quarter 2007 earnings per share was $0.02 compared to a net loss per share of $(0.02) for the corresponding period in 2006.

“We are extremely pleased with our second quarter results as they reflect our continued success in deepening our relationships with existing customers as well as our success in maintaining control over our costs,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “Our second quarter was a transition period for us as we now focus our energy and resources to expanding our reach in the law enforcement and developing biometrics markets.  We received new contract commitments from the Ocean County (NJ) Prosecutors’ Office, Kentucky Bluegrass Area Development District and Kingston (NY) Police Department for our law enforcement products.  We also completed a significant amount of add-on business including a large biometric commitment from a leading provider of point-of-sale solutions in retail markets.”

Total revenue from continuing operations for the six months ended June 30, 2007 decreased 5.5% to $5.2 million from $5.5 million reported for the corresponding period in 2006.  Gross profit for the six months ended June 30, 2007 increased 1.8% to $4.2 million.  Operating expenses from continuing operations for the six months ended June 30, 2007 decreased 4.6% to $7.4 million from $7.8 million reported for the corresponding period in 2006.

BIO-key’s operating loss from continuing operations for the six months ended June 30, 2007 improved by $0.4 million to ($3.2 million) from ($3.6 million) for the corresponding period in 2006.

Net income was $0.8 million for the six months ended June 30, 2007 compared to a net loss of ($4.9 million) for the corresponding period in 2006.  However, the net loss amount in 2006, included $2.3 million relating to the early extinguishment of debt compared to a similar item of $404,000 for the six months ended June 30, 2007.  Net income per fully diluted share for the six months ended June 30, 2007 was $0.00 compared to a net loss per share of $(0.11) for the first six months of 2006.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at June 30, 2007 was $0.6 million.

During the second quarter, BIO-key announced the sale of its Fire/EMS Services Division to ZOLL Data Systems for $7 million in cash.  Approximately $4.3 million of the transaction’s proceeds were used to repay all of the Company’s senior secured debt obligations.  Additionally, $0.4 million of the proceeds were placed in escrow pursuant to the Purchase Agreement, and are to be remitted to BIO-key under the terms of the agreement.

DePasquale concluded, “We believe the sale of our Fire/EMS Services businesses to ZOLL Data Systems is a confirmation of what we have been building over the last three years.  We sold the unit - which we viewed as a non-strategic asset - for over two times what we paid as part of our acquisition of Aether Systems’ Mobile Government Division business in 2004.  We then applied the proceeds to effectively eliminate all of our senior secured debt obligations and are now positioned with a stronger balance sheet and improved liquidity.  We are now better situated to evaluate growth opportunities that will benefit the company in the long-term and grow shareholder value.”

Conference Call Details

BIO-key has scheduled a call for Wednesday, August 15th at 9:00 a.m. Eastern Time to discuss second quarter 2007 financial results.  Dialing 303-262-2211 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through August 22, 2007 and may be accessed by dialing 303-590-3000 and using the pass code 11095677#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 750 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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